[Exhibit (a)(15)]

          FOR IMMEDIATE RELEASE
          March 3, 1997

          Norfolk Southern Pleased With Developments Over Conrail

                                   Media Contact:  Robert Fort
                                   (757) 629-2710

          NORFOLK, VA -- The following statement was issued today by David R. Goode, Chairman, President and Chief
          Executive Officer of Norfolk Southern Corporation (NYSE:
          NSC):

              "We are pleased with today's announcement that CSX and Conrail are negotiating to resolve the issues facing the eastern railroads.

              "Norfolk Southern is hopeful that CSX and Conrail will quickly reach a definitive agreement that would permit CSX and Norfolk Southern to work out a plan to restructure the rail transportation system in the East into combined Conrail/Norfolk Southern and Conrail/CSX systems."

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